Exhibit 99.1

FOR IMMEDIATE RELEASE

COMARCO REPORTS FISCAL 2008 FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS

LAKE FOREST, Calif., April 15, 2008 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of innovative mobile power solutions through its ChargeSourceTM line of multi-function universal mobile power products and a provider of wireless test solutions and wireless emergency call box systems, today announced financial results for the fourth quarter and full fiscal year ended January 31, 2008.

Revenue for the fourth quarter of fiscal 2008 was $6.9 million, down 47% compared with $12.8 million reported for the fourth quarter of fiscal 2007. The net loss for the fourth quarter of fiscal 2008 was $3.7 million or $(0.50) per share compared with net income of $2.8 million or $0.38 per diluted share for the fourth quarter of fiscal 2007. Included in the fourth quarter fiscal 2008 results was a gain on the 2006 sale of the Company’s investment in SwissQual of $1.4 million, relating to the distribution of escrowed proceeds relating to SwissQual’s post closing actions, and an asset impairment charge of $0.5 million, relating to the impairment of goodwill in the call box business. During the fourth quarter of fiscal 2007, Comarco recorded a gain on sale from the SwissQual transaction totaling $1.6 million, which represented contingent consideration based on achieving certain performance measures.

Revenue for fiscal 2008 was $23.2 million, down 51% compared with $47.8 million reported for fiscal 2007. The net loss for fiscal 2008 was $10.1 million or $(1.37) per share compared with net income of $1.8 million, or $0.24 per share, for fiscal 2007. The gain on the sale of the SwissQual interest totaled $2.0 million in fiscal 2008 compared with $1.7 million in fiscal 2007.

“Fiscal 2008 was a difficult and disappointing year for Comarco. However, late in the year two bright spots emerged,” said Sam Inman, Interim President and Chief Executive Officer. “In December our WTS team was awarded a significant $10.1 million order from AT&T for our recently-introduced, next-generation system. We also announced in December our partnership with Lenovo, a leading notebook computer OEM, to provide Lenovo’s next generation power adaptor designed specifically for the global market. Our immediate goal is to build on these two developments and increase shareholder value.”

“Fiscal 2009 will be a pivotal year for Comarco. We have made changes to the Board of Directors and are putting the right management team in place,” continued Mr. Inman. “Our growth strategy is focused on our ChargeSource platform. In order to maximize the value of our WTS and call box operations, we continue to work with Pagemill Partners, our financial advisor, on assessing strategic initiatives, and with our recent Board and management team changes, we have brought an increased sense of urgency to this effort,” Mr. Inman added.

Product Line Review

ChargeSource revenue for the fourth quarter of fiscal 2008 was $2.5 million, down 35% compared with $3.8 million reported for the fourth quarter of fiscal 2007. Fiscal fourth quarter 2008 revenue was up 30% sequentially from the third quarter reflecting new orders for our existing product line and the initial shipments of the ChargeSource power adapter to Lenovo. ChargeSource revenue was $5.4 million in fiscal 2008 compared with $16.7 million in fiscal 2007, down 68%. The Company is pursuing several goals for its ChargeSource business during fiscal 2009. First, Comarco plans to

25541 Commercentre Drive, Lake Forest, CA 92630 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

expand its relationship with Lenovo while seeking additional OEM partners. Second, the Company is working on a new ChargeSource product line for the retail market. In addition, there are initiatives underway to lower product costs and expand manufacturing sources to improve gross margins and increase operational efficiencies.

WTS revenue was $1.5 million in the fourth quarter of fiscal 2008, down 72% compared with $5.2 million reported for the fourth quarter of fiscal 2007. WTS revenue was $6.7 million in fiscal 2008, down 57% compared with $15.3 million in fiscal 2007. Comarco has begun shipments of the initial units to AT&T, is pursuing additional WTS revenue opportunities, and is expecting an improved business outlook for WTS during fiscal 2009.

Call box revenue was $2.9 million for the fourth quarter of fiscal 2008, down 23% compared with $3.8 million reported for the fourth quarter of fiscal 2007. Call box revenue was $11.1 million, down 29% compared with $15.7 million reported for fiscal 2007. The majority of the customer upgrades are completed, while additional service and maintenance contracts remain an opportunity for the future.

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; and competitors’ release of competitive products and other actions. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2007.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Earnings Conference Call

Comarco will host a conference call to discuss the financial results for the fiscal fourth quarter and full year ended January 31, 2008, current corporate developments and its outlook for fiscal 2009 at 1:30 p.m. Pacific Time on April 15, 2008. Dial (800) 366-7449 domestically or (303) 262-2141 internationally to listen to the call. A live Webcast will also be made available at www.comarco.com. A replay will be available approximately one hour after the call for 7 days following the call’s conclusion. To access the replay, dial (800) 240-2430 for domestic callers or (303) 262-2141 for international callers, both using passcode 11112697#. A Web archive will be made available at www.comarco.com for 90 days following the call’s conclusion.

25541 Commercentre Drive, Lake Forest, CA 92630 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

About Comarco

Based in Lake Forest, Calif., Comarco is a leading provider of innovative mobile power solutions through its ChargeSourceTM line of multi-function universal mobile power products which can simultaneously power and charge multiple devices such as notebook computers, mobile phones, BlackBerry® smartphones, iPods®, and many other rechargeable mobile devices. Comarco is also a provider of wireless test solutions and wireless emergency call box systems. More information about Comarco’s product lines can be found at www.comarco.com and www.chargesource.com.

Company Contacts:	Investor Contacts:
Winston Hickman	Douglas Sherk/Jenifer Kirtland
Interim CFO	EVC Group, Inc.
Comarco, Inc.	(415) 896-6820
(949) 599-7446	dsherk@evcgroup.com
whickman@comarco.com	jkirtland@evcgroup.com

25541 Commercentre Drive, Lake Forest, CA 92630 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended January 31, (Unaudited)		Year Ended January 31, (A)
	2008	2007	2008	2007
Revenues	$6,851	$12,846	$23,200	$47,776
Cost of revenues	6,138	6,847	17,374	29,614

Gross profit	713	5,999	5,826	18,162
Selling, general and administrative costs	2,968	2,656	10,244	10,674
Goodwill impairment charge	496	—	496	—
Engineering and support costs	2,421	2,097	8,799	7,989

Operating income (loss)	(5,172)	1,246	(13,713)	(501)
Other income	143	245	842	941
Gain on sale of investment in SwissQual and intangible asset	1,399	1,626	1,976	1,687
Gain on sale of equipment, net	—	—	321	—

Income (loss) before income taxes	(3,630)	3,117	(10,574)	2,127
Income tax expense (benefit)	23	357	(504)	350

Net income (loss)	$(3,653)	$2,760	$(10,070)	$1,777

Basic and diluted income (loss) per share:
Net income (loss)	$(0.50)	$0.38	$(1.37)	$0.24

Weighted average common shares outstanding:
Basic	7,327	7,378	7,338	7,394

Diluted	7,327	7,403	7,338	7,423

Common shares outstanding	7,327	7,372	7,327	7,372

(A)	Derived from the audited consolidated financial statements.

25541 Commercentre Drive, Lake Forest, CA 92630 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

ASSETS

	January 31, 2008 (A)	January 31, 2007 (A)
Current Assets:
Cash and cash equivalents	$17,011	$26,360
Short-term investments	336	897
Accounts receivable, net	4,728	10,942
Inventory	4,466	5,452
Other current assets	734	427

Total current assets	27,275	44,078
Property and equipment, net	2,586	3,331
Software development costs, net	—	243
Intangible assets, net	525	820
Goodwill, net	1,898	2,394
Restricted cash	250	500
Other assets	47	47

	$32,581	$51,413

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,290	$718
Deferred revenue	2,221	2,586
Deferred compensation	336	897
Accrued liabilities	5,705	6,259

Total current liabilities	9,552	10,460
Deferred income taxes	86	59
Tax liability: FIN 48	86	—
Deferred rent	573	767
Deferred revenue	1,555	2,138

	11,852	13,424
Stockholders’ equity	20,729	37,989

	$32,581	$51,413

(A)	Derived from the audited consolidated financial statements.

25541 Commercentre Drive, Lake Forest, CA 92630 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415